EXHIBIT 21
SUBSIDIARIES OF COMMUNITY SHORES BANK CORPORATION
Community Shores Bank, a Michigan banking corporation
     Wholly-owned bank subsidiary of Community Shores Bank Corporation
Community Shores Capital Trust I
     A Delaware business trust subsidiary of Community Shores Bank Corporation
Community Shores Financial Services, Inc., a Michigan business corporation
     Wholly-owned subsidiary of Community Shores Bank Corporation
Community Shores Mortgage Company
     Wholly-owned subsidiary of Community Shores Bank
All four of the subsidiaries named above with the exception of Community Shores Capital Trust I were organized under the laws of the State of Michigan. Community Shores Capital Trust I was organized under the laws of the State of Delaware.

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